Exhibit 10.1

Compensation for Independent Directors
on the
Board of Directors
of
Array BioPharma Inc.

Annual Compensation. Independent directors on the Board of Directors of Array BioPharma Inc. will be paid annual compensation of $16,000, subject to continued service on the Board of Directors.

Meeting Fees. Independent directors shall receive the following meeting attendance fees:

	Board Meetings	Board Committee Meetings	Audit Committee Chair	Board and Other Committee Chairs
Attend in Person:	$2,000	$1,000	$4,000	$2,000
Attend by Teleconference:	1,000	500	2,000	1,000